Exhibit 3.1

SECOND AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PHP VENTURES ACQUISITION CORP.

ADOPTED BY SPECIAL RESOLUTION ON AUGUST 15, 2023

PHP Ventures Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “PHP Ventures Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 13, 2021 (the “Original Certificate”).

2.	The Amended and Restated Certificate of Incorporation, which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”) and filed with Secretary of State of the State of Delaware on August 12, 2021.

3.	The First Amendment to the Amended and Restated Certificate of Incorporation, was duly adopted in accordance with Sections 228 and 242 of the DGCL and filed with Secretary of State of the State of Delaware on March 22, 2023, as corrected on March 30, 2023.

4.	This Second Amendment to the Amended and Restated Certificate (this “Certificate”), was duly adopted in accordance with Sections 228 and 242 of the DGCL.

5.	The following Section 9.1(b)(iii) is hereby incorporated into the text of Section 9.1(b) to read as follows:

“(iii) Provided that the period of time to consummate a Business Combination has been extended as contemplated in Section 9.1(b)(i) and (ii) and the Corporation has not consummated an Initial Business Combination, the Board may elect to further extend the time to consummate an initial Business Combination for up to an additional twelve (12) one-month extensions at a price which shall be the lesser of (x) $40,000 or (y) $0.04 per share per month, for an aggregate of up to twelve additional months (or a total of 18 additional months when combined with the extensions contemplated in Section 9.1(b)(i) and (ii) above), provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit, by the Deadline Date in effect prior to such extension, into the Trust Account the lesser of (x) $40,000 or (y) $0.04 per share for each Offering Share outstanding as of three Business Days prior to such Deadline Date for each such extension in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a Business Combination.”

6. This Certificate shall be effective as of August 15, 2023, following its filing with the Secretary of State of Delaware.

Signature page follows.

IN WITNESS WHEREOF, PHP Ventures Acquisition Corp. has caused this Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

By:	/s/ Marcus Choo Yeow Ngoh
Name:	Marcus Choo Yeow Ngoh
Title:	Chief Executive Officer